Exhibit 5.1

[DORSEY & WHITNEY LLP LETTERHEAD]

ProUroCare Medical, Inc.

5500 Wayzata Blvd., Suite 310

Golden Valley, MN  55416

Re:                               Registration Statement on Form S-1
SEC File No. 333-153605

Ladies and Gentlemen:

We have acted as counsel to ProUroCare Medical Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) relating to the sale by the Company of up to $5,000,000 of units (the “Units”), each Unit consisting of one share of common stock of the Company, par value $0.00001 per share (the “Common Stock”), and one redeemable common stock warrant (the “Warrants”), and including Units subject to the Underwriter’s over-allotment option.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.  We have also assumed that the Units, the Common Stock and the Warrants will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (a) the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable; (b) the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor pursuant to the terms of a validly issued and executed Warrant Agreement, will be validly issued, fully paid, and non-assessable; and (c) the Units and the Warrants to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company; provided that, with respect to our opinions expressed in clause (c) above, we express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, or (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, regardless of whether considered in a proceeding in equity or at law.

Our opinions expressed above are limited to the laws of the State of Utah, and the law of the State of Nevada governing private corporations (i.e. Title 7, Chapter 78 of the Nevada Revised Statutes).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated:  December 18, 2008

Very truly yours,

/s/ Dorsey & Whitney LLP

TSH/SPG